==============================================================================


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               ------------

                               SCHEDULE 13G
                               Rule 13d-102
                 Under the Securities Exchange Act of 1934

                        INFORMATION STATEMENT FILED
                    PURSUANT TO RULES 13d-1(b) AND (c)*


                      AMERICAN ITALIAN PASTA COMPANY
                             (Name of Issuer)



                     CLASS A CONVERTIBLE COMMON STOCK
                              $.001 PAR VALUE
                      (Title of Class of Securities)

                               ------------

                                 02707010
                              (CUSIP Number)








               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filled" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


==============================================================================


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 2 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Morgan Stanley Leveraged Equity Fund II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              3,830,281 shares
    EACH REPORTING PERSON
             WITH                  7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       3,830,281 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,830,281

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     22.8%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 3 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Morgan Stanley Leveraged Equity Fund II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              3,830,281 shares
    EACH REPORTING PERSON
             WITH                  7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       3,830,281 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,830,281 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     22.8%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 4 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Morgan Stanley, Dean Witter, Discover & Co.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER

       NUMBER OF SHARES                5,456,349 shares
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON          7   SOLE DISPOSITIVE POWER
             WITH
                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       5,456,349 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,456,349 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     32.5%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 5 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Morgan Stanley Capital Partners III, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER

       NUMBER OF SHARES                1,438,354 shares
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON          7   SOLE DISPOSITIVE POWER
             WITH
                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       1,438,354 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,438,354 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.6%

12   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 6 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MSCP III, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                  5    SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER

        NUMBER OF SHARES               1,626,068 shares
     BENEFICIALLY OWNED BY
     EACH REPORTING PERSON         7   SOLE DISPOSITIVE POWER
              WITH
                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       1,626,068 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,626,068 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.7%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 7 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Morgan Stanley Capital Partners III, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER

        NUMBER OF SHARES               1,626,068 shares
     BENEFICIALLY OWNED BY
     EACH REPORTING PERSON         7   SOLE DISPOSITIVE POWER
              WITH
                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       1,626,068 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,626,068 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.7%

12   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 8 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MSCP III 892 Investors, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              147,261 shares
    EACH REPORTING PERSON
             WITH                  7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       147,261 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     147,261 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 9 of 82 Pages
-----------------------                                     ------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Morgan Stanley Capital Investors, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             40,453 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       40,453 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     40,453 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 10 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     George K. Baum Group, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Missouri

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             81,299 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       81,299 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     81,299 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 11 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Kenneth Baum

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             81,299 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       81,299 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     81,299 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 12 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     George K. Baum Capital Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             355,248 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       355,248 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     355,248 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 13 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GKB Private Investment Partners, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             355,248 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       355,248 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     355,248 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1%

12   TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 14 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     George K. Baum Employee Equity Fund, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             21,611 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       21,611 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     21,611 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 15 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GKB Equity, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Missouri

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             21,611 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       21,611 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     21,611 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 16 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     George K. Baum Holdings, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             376,859 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       376,859 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     376,859 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 17 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jonathan E. Baum

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             376,859 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       376,859 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     376,859 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 18 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Citicorp Venture Capital, Ltd.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             890,195 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       890,195 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     890,195 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 19 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Citibank, N.A.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     National Association

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             890,195 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       890,195 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     890,195 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%

12   TYPE OF REPORTING PERSON*

     BK

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 20 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Citicorp

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
       NUMBER OF SHARES
     BENEFICIALLY OWNED BY             890,195 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       890,195 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     890,195 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 21 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JSS Management Company, Ltd.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             27,441 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       27,441 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,441 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 22 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William T. Webster as custodian for William T. Webster, Jr.
     under the Missouri Uniform Transfers to Minors Law

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY            -0-
      EACH REPORTING PERSON
               WITH                7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

 12  TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 23 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William T. Webster as custodian for Aubrey A. Webster under the Missouri Uniform Transfers to Minor Law

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5        SOLE VOTING POWER

                                            -0-

                                   6        SHARED VOTING POWER
        NUMBER OF SHARES
      BENEFICIALLY OWNED BY                 -0-
      EACH REPORTING PERSON
              WITH                 7        SOLE DISPOSITIVE POWER

                                            -0-

                                   8        SHARED DISPOSITIVE POWER

                                            -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

 12  TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 24 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William T. Webster as custodian for Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY           -0-
       EACH REPORTING PERSON
                WITH               7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

 12  TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 25 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kirstin D. Webster and James A. Heeter, Co-Trustees under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Kansas

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY          -0-
        EACH REPORTING PERSON
                 WITH              7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       11,675 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

 12  TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 26 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William T. Webster

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 27 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Julie D. Webster

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 28 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Horst W. Schroeder

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             456,169 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       456,169 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     456,169 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.7%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 29 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Anna Catherine Webster

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 30 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Ernest Jack Webster, Jr.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Unites States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 31 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David B. Potter

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             27,925 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       27,925 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,925 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

12   TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 32 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Timothy S. Webster

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             354,837 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       354,837 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     354,837 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 33 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David E. Watson

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             95,521 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       95,521 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     95,521 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.6%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 34 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Darrel E. Bailey

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             59,132 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       59,132 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     59,132 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 35 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Norman F. Abreo

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             70,193 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       70,193 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     70,193 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 36 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Isabel A. Lange

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 37 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bernd H. Schroeder

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 38 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gisela I. Schroeder, Trustee
     of the Living Trust of Gisela I. Schroeder U/T/I dated May 24, 1985

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Carolina

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY           -0-
       EACH REPORTING PERSON
                WITH               7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 39 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thompson Holdings, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             329,849 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       329,849 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     329,849 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.97%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 40 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thompson Holdings, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             329,849 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       329,849 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     329,849 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.97%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 41 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard C. Thompson

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             380,209 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       380,209 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     380,209 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 42 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James A. Schlindwein

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5    SOLE VOTING POWER

                                        -0-

                                   6    SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY              29,870 shares
     EACH REPORTING PERSON
              WITH                 7    SOLE DISPOSITIVE POWER

                                        -0-

                                   8    SHARED DISPOSITIVE POWER

                                        29,870 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,870 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 43 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Suzanne S. Schlindwein

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             7,119 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       7,119 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,119 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.04%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 44 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Horst W. Schroeder, Trustee
     of the Living Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Carolina

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY           -0-
       EACH REPORTING PERSON
               WITH                7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 45 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jerry Dear

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             5,513 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       5,513 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,513 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.03%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 46 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Daniel R. Keller

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             3,563 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       3,563 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,563 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.02%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 47 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Mike Willhoite

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             2,649 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       2,649 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,649 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [X]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.02%

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 48 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CCT Partners III, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             157,103 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       157,103 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     157,103 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [X]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%

12   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 49 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CCT I Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             157,103 shares
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       157,103 shares

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     157,103 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%

12   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 50 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Phillip A. Dibble

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 51 of 82 Pages
-----------------------                                    -------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Phyllis Kruse Dibble

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                   5   SOLE VOTING POWER

                                       -0-

                                   6   SHARED VOTING POWER
        NUMBER OF SHARES
     BENEFICIALLY OWNED BY             -0-
     EACH REPORTING PERSON
              WITH                 7   SOLE DISPOSITIVE POWER

                                       -0-

                                   8   SHARED DISPOSITIVE POWER

                                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [ ]
     CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     -0-

12   TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).  Name of Issuer.

                  The name of the issuer is American Italian Pasta Company (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Office.

               American Italian Pasta Company
               1000 Italian Way
               Excelsior Springs, Missouri  64024

Item 2(a).  Name of Person Filing.

               This statement is filed on behalf of the persons identified in
Item 4 below. In accordance with Rule 13d- 1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

               The address of the principal business office of each of The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Leveraged Equity Fund II, Inc., Morgan Stanley Capital Partners III, L.P., MSCP III, L.P., Morgan Stanley Capital Partners III, Inc., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. is 1221 Avenue of the Americas, New York, New York 10020.

               The address of the principal business office of Morgan Stanley, Dean Witter, Discover & Co. is 1585 Broadway, New York, New York 10036.

               The address of the principal business office of each of George
K. Baum Group, Inc., G. Kenneth Baum, George K. Baum Capital Partners, L.P., GKB Private Investment Partners, LLC, George K. Baum Employee Equity Fund, L.P., GKB Equity, Inc., George K. Baum Holdings, Inc. and Jonathan E. Baum is 120 West 12th Street, Suite 800, Kansas City, Missouri 64105.

               The address of the principal business office of each of Citicorp Venture Capital, Ltd., CCT Partners III, L.P. and CCT I Corporation is 399 Park Avenue, 14th Floor, New York, New York 10043.

               The address of the principal business of each of Citibank, N.A. and Citicorp is 153 East 53rd Street, New York, New York 10043.

               The address of the principal business office of each of JSS Management Company, Ltd., James A. Schlindwein and Suzanne S. Schlindwein is 9165 Briar Forest, Houston, Texas 77024.

               The address of each of William T. Webster as custodian for William T. Webster, Jr. under the Missouri Uniform Transfers to Minors Law, William T. Webster as custodian for Aubrey A. Webster under the Missouri Uniform Transfers to Minor Law, William T. Webster as custodian for Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law, Kirstin D. Webster and James A. Heeter, Co-Trustees under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996, William T. Webster, Julie D. Webster, Anna Catherine Webster, Ernest Jack Webster, Jr., David B. Potter, Timothy S. Webster, David E. Watson, Darrel E. Bailey, Norman F. Abreo, Jerry Dear, Mike Willhoite, Phillip A. Dibble and Phyllis Kruse Dibble is c/o American Italian Pasta Company, 1000 Italian Way, Excelsior Springs, Missouri 64024.

               The address of each of Horst W. Schroeder, Isabel A. Lange, Bernd H. Schroeder, Gisela I. Schroeder, Trustee of the Living Trust of Gisela
I. Schroeder U/T/I dated May 24, 1985 and Horst W. Schroeder, Trustee of the Living Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee, is 31 Battery Road, Hilton Head, South Carolina 29928.

               The address of the principal business office of each of Thompson Holdings, Inc., Thompson Holdings, L.P. and Richard C. Thompson is Thompson's Pet Pasta Products, Inc., 16 Kansas Avenue, Kansas City, Kansas 66105.

               The address of the principal business office and residence of Daniel R. Keller is 5005 West 131st Terrace, Leawood, Kansas 66209.

Item 2(c).  Citizenship.

               Each of persons filing this statement is a United States citizen, a corporation, limited partnership or limited liability company organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States, except as noted below.

               Each of Horst W. Schroeder, Isabel A. Lange and Bernd H. Schroeder is a citizen of Germany.

Item 2(d).  Title of Class of Securities.

               This statement relates to the Company's Class A Convertible Common Stock, par value $.001 per share (the "Class A Shares").

Item 2(e).  CUSIP Number.

               The Company's CUSIP number is 02707010.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under Section 15 of the Act,

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

               (c) [ ] Insurance Company as defined in Section 3(a)(19)
                       of the Act,

               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act,

               (e) [ ] Investment Advisor registered under Section 203 of the
                       Investment Advisors Act of 1940,

               (f) [ ] Employee Benefit Plan, Pension Fund which is now
                       subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

               (g) [ ] Parent Holding Company, in accordance with
                       Rule 13d-1(b)(ii)(G); see Item 7,

               (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Not applicable.

Item 4.  Ownership.

               If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                       (a), (b) and (c)

               Certain stockholders of the Company and the Company are parties to the Amended and Restated Shareholders' Agreement dated as of October 6, 1997 (the "Shareholders Agreement"). Except as otherwise noted below, all of the Company's Class A Shares covered by this statement are subject to the Shareholders Agreement, which contains provisions regarding, among other things, restrictions on transferabililty and voting of the Company's Class A Shares and certain agreements as to sales or other dispositions of the Company's Class A Shares. All the parties to the Shareholders Agreement and certain of their affiliates are filing this Schedule 13G jointly.

               The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Class A Shares as of December 31, 1997 of the persons filing this statement:

               In its Form 10-K for the fiscal year ended October 3, 1997, the Company reported that as of December 12, 1997, 16,776,061 Class A Shares were outstanding. The Reporting Persons, in the aggregate, beneficially own 8,481,916 Class A Shares. The Class A Shares beneficially owned by the Reporting Persons, in the aggregate, represent 50.6% of the outstanding Class A Shares.

                                                                       (iii)              (iv)
                                      (i)             (ii)     Deemed to have   Deemed to have
                          Deemed to have   Deemed to have      Sole Power to   Shared Power to      Beneficial
                           Sole Power to   Shared Power to     Dispose or to    Dispose or to       Ownership
                            Vote or to       Vote or to          Direct the      Direct the       at December 31,    Percent of
                          Direct the Vote  Direct the Vote      Disposition      Disposition           1997             Class
                          ---------------  ---------------     -------------   ----------------   ---------------    ----------
The Morgan Stanley
Leveraged Equity
Fund II, L.P.                   -0-         3,830, 281               -0-          3,830,281          3,830,281          22.8%

Morgan Stanley
Leveraged Equity
Fund II, Inc. (1)               -0-          3,830,281               -0-          3,830,281          3,830,281           22.8

Morgan Stanley,
Dean Witter,
Discover & Co. (2)              -0-          5,456,349               -0-          5,456,349          5,456,349           32.5

Morgan Stanley
Capital Partners III,
L.P.                            -0-          1,438,354               -0-          1,438,354          1,438,354            8.6

MSCP III, L.P. (1)              -0-          1,626,068               -0-          1,626,068          1,626,068            9.7

Morgan Stanley
Capital Partners III,
Inc. (1)                        -0-          1,626,068               -0-          1,626,068          1,626,068            9.7

MSCP III 892
Investors, L.P.                 -0-            147,261               -0-            147,261            147,261            0.9

Morgan Stanley
Capital Investors,
L.P.                            -0-             40,453               -0-             40,453             40,453            0.2

George K. Baum
Group, Inc.                     -0-             81,299               -0-             81,299             81,299            0.5

G. Kenneth Baum (3)             -0-             81,299               -0-             81,299             81,299            0.5

George K. Baum
Capital Partners, L.P.          -0-            355,248               -0-            355,248            355,248            2.1

GKB Private
Investment Partners,
LLC (4)                         -0-            355,248               -0-            355,248            355,248            2.1

George K. Baum
Employee Equity
Fund, L.P.                      -0-             21,611               -0-             21,611             21,611            0.1

GKB Equity, Inc. (4)            -0-             21,611               -0-             21,611             21,611            0.1

George K. Baum
Holdings, Inc. (4)              -0-            376,859               -0-            376,859            376,859            2.3

Jonathan E. Baum (5)            -0-            376,859               -0-            376,859            376,859            2.3

Citicorp Venture
Capital, Ltd. (6)(7)            -0-            890,195               -0-            890,195            890,195            5.3

Citicorp, N.A. (7)              -0-            890,195               -0-            890,195            890,195            5.3

Citicorp (7)                    -0-            890,195               -0-            890,195            890,195            5.3

JSS Management
Company, Ltd. (8)               -0-             27,441               -0-             27,441             27,441            0.2

William T. Webster
as custodian for
William T. Webster,
Jr. under the Missouri
Uniform Transfers to
Minors Law (9)                  -0-                -0-               -0-                -0-                -0-            -0-

William T. Webster
as custodian for
Aubrey A. Webster
under the Missouri
Uniform Transfers to
Minor Law (9)                   -0-                -0-               -0-                -0-                -0-            -0-

William T. Webster
as custodian for
Samuel Timothy
Webster under the
Missouri Uniform
Transfers to Minors
Law (9)                         -0-                -0-               -0-                -0-                -0-            -0-

Kirstin D. Webster
and James A. Heeter,
Co-Trustees under
The Timothy S.
Webster Family Gift
Trust of 1996, dated
September 27, 1996 (9)          -0-                -0-               -0-                -0-                -0-            -0-

William T. Webster (9)          -0-                -0-               -0-                -0-                -0-            -0-

Julie D. Webster (9)            -0-                -0-               -0-                -0-                -0-            -0-

Horst W. Schroeder (10)(11)     -0-            456,169               -0-            456,169            456,169            2.7

Anna Catherine
Webster (9)                     -0-                -0-               -0-                -0-                -0-            -0-

Ernest Jack Webster, Jr. (9)    -0-                -0-               -0-                -0-                -0-            -0-

David B. Potter (12)            -0-             27,925               -0-             27,925             27,925            0.2

Timothy S. Webster (9)(13)      -0-            354,837               -0-            354,837            354,837            2.1

David E. Watson (14)            -0-             95,521               -0-             95,521             95,521            0.6

Darrel E. Bailey (15)           -0-             59,132               -0-             59,132             59,132            0.4

Norman F. Abreo (16)            -0-             70,193               -0-             70,193             70,193            0.4

Isabel A. Lange (10)            -0-                -0-               -0-                -0-                -0-            -0-

Bernd H. Schroeder (10)         -0-                -0-               -0-                -0-                -0-            -0-

Gisela I. Schroeder,
Trustee of the Living
Trust of Gisela I.
Schroeder U/T/I dated
May 24, 1985 (10)               -0-                -0-               -0-                -0-                -0-            -0-

Thompson Holdings, Inc. (17)    -0-            329,849               -0-            329,849            329,849           1.97

Thompson Holdings, L.P.         -0-            329,849               -0-            329,849            329,849           1.97

Richard C. Thompson (18)        -0-            380,209               -0-            380,209            380,209            2.3

James A. Schlindwein (8)        -0-             29,870               -0-             29,870             29,870            0.2

Suzanne S.
Schlindwein (8)                 -0-              7,119               -0-              7,119              7,119           0.04

Horst W. Schroeder,
Trustee of the Living
Trust of Horst W.
Schroeder, dated May
24, 1985, or
successor trustee (10)          -0-                -0-               -0-                -0-                -0-            -0-

Jerry Dear (19)                 -0-              5,513               -0-              5,513              5,513           0.03

Daniel R. Keller                -0-              3,563               -0-              3,563              3,563           0.02

Mike Willhoite (20)             -0-              2,649               -0-              2,649              2,649           0.02

CCT Partners III,  L.P.         -0-            157,103               -0-            157,103            157,103            0.9

CCT I Corporation (21)          -0-            157,103               -0-            157,103            157,103            0.9

Phillip A. Dibble (9)           -0-                -0-               -0-                -0-                -0-            -0-

Phyllis Kruse Dibble (9)        -0-                -0-               -0-                -0-                -0-            -0-

------------
      (1) The general partner of The Morgan Stanley Leveraged Fund II, L.P. is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. The general partner of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. is MSCP III, L.P. The general partner of MSCP III, L.P. is Morgan Stanley Capital Partners III, Inc., also a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co.

      (2) Includes Class A Shares beneficially owned by The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. (all such shares are subject to the Shareholders Agreement). Morgan Stanley, Dean Witter, Discover & Co. may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of the entities listed in the preceding sentence.

      (3) G. Kenneth Baum is a controlling shareholder of George K. Baum Group, Inc. and may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by George K. Baum Group, Inc.

      (4) GKB Private Investment Partners, LLC is the general partner of George K. Baum Capital Partners, L.P. GKB Equity, Inc. is the general partner of George K. Baum Employee Equity Fund, L.P. George K. Baum Holdings, Inc. owns a 22.5% interest in GKB Private Investment Partners, LLC and is the sole stockholder of GKB Equity, Inc. Except to the extent of their indirect beneficial ownership of George K. Baum Capital Partners, L.P. and George K. Baum Employee Equity Fund, L.P., GKB Private Investment Partners, LLC, GKB Equity, Inc., and George K. Baum Holdings, Inc. disclaim beneficial ownership of such Class A Shares.

      (5) Includes Class A Shares beneficially owned by George K. Baum Capital Partners, L.P. and George K. Baum Employee Equity Fund, L.P. (all such shares are subject to the Shareholders Agreement). Mr. Baum may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of the entities listed in the preceding sentence. Except to the extent of his indirect beneficial ownership of George K. Baum Capital Partners, L.P. and George K. Baum Employee Equity Fund, L.P., Mr. Baum disclaims beneficial ownership of such Class A Shares.

      (6) Citicorp Venture Capital, Ltd. is an affiliate of CCT III Partners, L.P. and may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by CCT Partners III, L.P.

      (7) Citicorp Venture Capital, Ltd. is a wholly-owned subsidiary of Citibank, N.A., which is a wholly-owned subsidiary of Citicorp. Citicorp may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by Citicorp Venture Capital, Ltd.

      (8) JSS Management Company Ltd., James A. Schlindwein and Suzanne S. Schlindwein may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of them.

      (9) Timothy S. Webster has been irrevocably constituted and appointed as proxy, an agent and attorney-in-fact for and in the name and place of each of William T. Webster as custodian for William T. Webster, Jr. under the Missouri Uniform Transfers to Minors Law, William T. Webster as custodian for Aubrey A. Webster under the Missouri Uniform Transfers to Minor Law, William T. Webster as custodian for Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law, Kirstin D. Webster and James A. Heeter, Co-Trustees under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996, William T. Webster, Julie D. Webster, Anna Catherine Webster, Ernest Jack Webster, Jr., Phillip S. Dibble and Phyllis Kruse Dibble pursuant to a Proxy and Durable Power of Attorney for each of the entities and individuals listed in this sentence. Mr. Webster has exclusive voting and dispositive power with respect to any Class A Shares held in the name of each of the entities and individuals listed in the preceding sentence.

      (10) Horst W. Schroeder has been irrevocably constituted and appointed as proxy, an agent and attorney-in-fact for and in the name and place of each of Isabel A. Lange, Bernd H. Schroeder and Gisela I. Schroeder, Trustee of the Living Trust of Gisela I. Schroeder U/T/I dated May 24, 1985 pursuant to a Proxy and Durable Power of Attorney for each of the entities and individuals listed in this sentence. Mr. Schroeder is also the trustee of the Living
Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee.   Mr.
Schroeder has exclusive voting and dispositive power with respect to any Class A Shares held in the name of each of the entities and individuals listed in the preceding two sentences.

      (11) Includes 290,358 stock options under the Company's 1992 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (12) Includes 12,877 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (13) Includes 290,358 stock options under the Company's 1992 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (14) Includes 44,899 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (15) Includes 36,155 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (16) Includes 62,976 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (17) Thompson Holdings, Inc. is the general partner of Thompson Holdings, L.P. Richard C. Thompson is the only limited partner of Thompson Holdings, Inc, and the president and sole stockholder of Thompson Holdings, Inc. Thompson Holdings, Inc., Thompson Holdings, L.P. and Richard C. Thompson may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of them.

      (18) Includes Class A Shares beneficially owned by Thompson Holdings, L.P. (all such shares are subject to the Shareholders Agreement). Richard C. Thompson is the only limited partner of Thompson Holdings, Inc. and the president and sole stockholder of Thompson Holdings, Inc. Mr. Thompson may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by Thompson Holdings, L.P.

      (19) Includes 4,446 stock options under the Company's 1992 Non-Qualified Stock Option Plan and the Company's 1993 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (20) Includes 1,226 stock options under the Company's 1992 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after the date hereof.

      (21) CCT I Corporation is the general partner of CCT Partners III, L.P. may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by CCT Partners III, L.P.

Item 5. Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8. Identification and Classification of Members of the Group.

               See Exhibit 1.

Item 9. Notice of Dissolution of Group.

               Not applicable.

Item 10. Certification.

               Not applicable.


                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 1998

                       MORGAN STANLEY CAPITAL PARTNERS III,
                       INC.

                       For each of

                       The Morgan Stanley Leveraged Equity
                           Fund II, L.P.
                       Morgan Stanley Leveraged Equity Fund II, Inc.
                       Morgan Stanley, Dean Witter, Discover & Co.
                       Morgan Stanley Capital Partners III, L.P.
                       MSCP III, L.P.
                       Morgan Stanley Capital Partners III, Inc.
                       MSCP III 892 Investors, L.P.
                       Morgan Stanley Capital Investors, L.P.
                       George K. Baum Group, Inc.
                       G. Kenneth Baum
                       George K. Baum Capital Partners, L.P.
                       GKB Private Investment Partners, LLC
                       George K. Baum Employee Equity Fund, L.P.
                       GKB Equity, Inc.
                       George K. Baum Holdings, Inc.
                       Jonathan E. Baum
                       Citicorp Venture Capital, Ltd.
                       Citibank, N.A.
                       Citicorp
                       JSS Management Company, Ltd.
                       William T. Webster as custodian for William T. Webster,
                           Jr. under the Missouri Uniform
                           Transfers to Minors Law
                       William T. Webster as custodian for
                           Aubrey A. Webster
                           under the Missouri Uniform Transfers to Minor Law
                       William T. Webster as custodian for
                           Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law
                       Kirstin D. Webster and James A. Heeter, Co-Trustees
                           under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996
                       William T. Webster
                       Julie D. Webster
                       Horst W. Schroeder
                       Anna Catherine Webster
                       Ernest Jack Webster, Jr.
                       David B. Potter
                       Timothy S. Webster
                       David E. Watson
                       Darrel E. Bailey
                       Norman F. Abreo
                       Isabel A. Lange
                       Bernd H. Schroeder
                       Gisela I. Schroeder, Trustee of the
                           Living Trust of
                           Gisela I. Schroeder U/T/I dated May 24, 1985
                       Thompson Holdings, Inc.
                       Thompson Holdings, L.P.
                       Richard C. Thompson
                       James A. Schlindwein
                       Suzanne S. Schlindwein
                       Horst W. Schroeder, Trustee of the
                           Living Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee
                       Jerry Dear
                       Daniel R. Keller
                       Mike Willhoite
                       CCT Partners III, L.P.
                       CCT I Corporation
                       Phillip A. Dibble
                       Phyllis Kruse Dibble



                       By: /s/ Carole Schiffman
                           ------------------------------------------------
                           Name:  Carole Schiffman
                           Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


                                 Exhibit Index


                                                                          Page

Exhibit 1 - Group Members...................................................62
Exhibit 2 - Joint Reporting Agreement.......................................64
Exhibit 3 - Power of Attorney...............................................74